Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES

REPORTS THIRD QUARTER 2025 RESULTS

WASHINGTON, D.C. – October 27, 2025 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government and its adjacent partners, today announced its results of operations for the quarter ended September 30, 2025.

Highlights for the Quarter Ended September 30, 2025:

•
Net income of $1.2 million, or $0.03 per share on a fully diluted basis
•
Core FFO of $35.6 million, or $0.76 per share on a fully diluted basis
•
Acquired the land to develop an approximately 64,000 square foot laboratory in Fort Myers, Florida ("FL - Ft. Myers") with a 25-year non-cancelable lease
•
Acquired a 138,125 square foot facility 100% leased to York Space Systems, a leading satellite manufacturer and located in Greenwood Village, Colorado ("York - Greenwood")
•
Issued an aggregate of 750,000 shares of the Company's common stock in settlement of previously entered into forward sales transactions through the Company's $300.0 million ATM Program launched in June 2021. These shares were then physically settled in the same quarter at a weighted average price per share of $22.42, raising net proceeds to the Company of approximately $16.8 million

NOTE: Unless noted otherwise, all share and per share data have been adjusted for all periods presented to reflect a 1 for 2.5 reverse stock split, effective April 28, 2025, and a reduction in authorized shares of common stock from 200,000,000 to 80,000,000, in proportion with the 1 for 2.5 reverse stock split, effective May 8, 2025.

“We've delivered another quarter of strong results,” said Darrell Crate, President & CEO of Easterly Government Properties. “This underscores Easterly's ability to deliver consistent, compounding growth over time.”

Financial Results for the Nine Months Ended September 30, 2025:

•
Net income of $8.8 million, or $0.19 per share on a fully diluted basis
•
Core FFO of $103.3 million, or $2.22 per share on a fully diluted basis

Portfolio Operations

As of September 30, 2025, the Company or its joint venture owned 102 operating properties in the United States encompassing approximately 10.2 million leased square feet, including 92 operating properties that were leased primarily to U.S. Government tenant agencies, six operating properties leased primarily to tenant agencies of a U.S. state or local government and four operating properties that were entirely leased to private tenants. In addition, the Company wholly owned four properties in development that the Company expects will encompass approximately 0.3 million rentable square feet upon completion.

The first development project, located in Atlanta, Georgia, is currently under construction and, once complete, a 20-year lease with the U.S. General Services Administration (GSA) is expected to commence for the beneficial use of the U.S. Food and Drug Administration (FDA). The second project, located in Flagstaff, Arizona, is currently under construction and, once complete, a 20-year lease with the GSA is expected to commence for the beneficial use of the United States Judiciary. The third project, located in Fort Myers, Florida, is currently under construction and, once complete, a 25-year lease with the Florida Department of Law Enforcement is expected to commence for their beneficial use. The fourth project, located in Medford, Oregon, is currently in design and, once complete, a 20-year lease with the GSA is expected to commence for the beneficial use of the United States Judiciary.

As of September 30, 2025, the portfolio had a weighted average age of 16.4 years, based upon the date properties were built or renovated-to-suit, and had a weighted average remaining lease term of 9.5 years.

Acquisitions and Development Activity

Acquisitions

On August 28, 2025, the Company acquired a 138,125 square foot facility 100% leased to York Space Systems and located in Greenwood Village, Colorado. York Space Systems specializes in the mass production of standardized small satellite platforms, notably the S-Class satellite bus, which enables significant cost reductions and faster deployment times compared to traditional, custom-built satellites. York is one of several industry partners of the U.S. Space Development Agency (SDA). York - Greenwood was renovated-to-suit for York Space Systems in 2020 and includes clean rooms dedicated to the production of satellites and satellite components. The lease is structured as a triple net lease with annual escalations and expires in 2031. Prior to expiration, York Space Systems will have the option to extend the lease for 10 years at market terms.

Development

On July 2, 2025, the Company acquired the land to develop an approximately 64,000 square foot laboratory in Fort Myers, Florida with a 25-year non-cancelable lease. FL - Ft. Myers is expected to be a two-story, built-to-suit facility on 8.29 acres of land strategically located adjacent to the I-75 Interstate Highway and north of Alico Road. The property will be leased to the Florida Department of Law Enforcement (FDLE) and will include state-of-the-art laboratories and a training center. Sitework is slated to commence in the third quarter of 2025 with an anticipated delivery date in the second half of 2026. Once delivered, a brand-new 25-year firm term lease will commence with the AAA-rated State of Florida for the benefit of the FDLE.

Balance Sheet and Capital Markets Activity

As of September 30, 2025, the Company had total indebtedness of approximately $1.6 billion comprised of $170.9 million outstanding on its senior unsecured revolving credit facility, $100.0 million outstanding on its 2016 term loan facility, $200.0 million outstanding on its 2018 term loan facility, $1.0 billion of senior unsecured notes, and $152.9 million of mortgage debt (excluding unamortized premiums and discounts and deferred financing fees). The Company's outstanding debt had a weighted average maturity of 4.4 years and a weighted average interest rate of 4.7%. Further, the Company's Net Debt to total enterprise value was 59.9% and its Adjusted Net Debt to annualized quarterly pro forma EBITDA ratio was 7.2x.

On August 21, 2025, the Company amended the 2018 Term Loan. Easterly upsized the 2018 Term Loan from $174.5 million to $200.0 million and extended the maturity date from July 23, 2026 to August 21, 2028. Further, the Company may exercise at its discretion two one-year extension options, subject to certain conditions, thus extending the maturity date as late as August 21, 2030. Easterly further secured increased borrowing capacity with an accordion feature that provides the Company with additional capacity, subject to the satisfaction of customary terms and conditions, of up to $100.0 million. Borrowings under the 2018 Term Loan will continue to bear interest at a rate of SOFR, a credit spread adjustment of 0.10%, plus a spread of 1.20% to 1.70%, depending on the Company's leverage ratio.

Dividend

On October 23, 2025, the Board of Directors of Easterly approved a cash dividend for the third quarter of 2025 in the amount of $0.45 per common share. The dividend will be payable November 20, 2025 to shareholders of record on November 7, 2025.

Guidance

This guidance is forward-looking and reflects management’s view of current and future market conditions. The Company’s actual results may differ materially from this guidance.

Outlook for the 12 Months Ending December 31, 2025

The Company is adjusting its guidance for full-year 2025 Core FFO per share on a fully diluted basis to a range of $2.98 - $3.02.

	Low	High
Net income (loss) per share – fully diluted basis	$0.32	0.36
Plus: Company’s share of real estate depreciation and amortization	$2.58	2.58
Plus: Company's share of impairment loss	$0.05	0.05
FFO per share – fully diluted basis	$2.95	2.99
Plus: Company’s share of depreciation of non-real estate assets	$0.03	0.03
Core FFO per share – fully diluted basis	$2.98	3.02

This guidance assumes approximately $167 million of wholly owned acquisitions and $25 - $75 million of gross development-related investment during 2025.

Outlook for the 12 Months Ending December 31, 2026

The Company is issuing its guidance for full-year 2026 Core FFO per share on a fully diluted basis at a range of $3.05 - $3.12.

	Low	High
Net income (loss) per share – fully diluted basis	$0.35	0.42
Plus: Company’s share of real estate depreciation and amortization	$2.68	2.68
FFO per share – fully diluted basis	$3.03	3.10
Plus: Company’s share of depreciation of non-real estate assets	$0.02	0.02
Core FFO per share – fully diluted basis	$3.05	3.12

This guidance assumes approximately $50 million of wholly owned acquisitions and $50 - $100 million of gross development-related investment during 2026.

Non-GAAP Supplemental Financial Measures

This section contains definitions of certain non-GAAP financial measures and other terms that the Company uses in this press release and, where applicable, the reasons why management believes these non-GAAP financial measures provide useful information to investors about the Company’s financial condition and results of operations and the other purposes for which management uses the measures. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. A reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release following the consolidated financial statements. Additional detail can be found in the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as other documents filed with or furnished to the Securities and Exchange Commission from time to time. We present certain financial information and metrics “at Easterly’s Share,” which is calculated on an entity-by-entity basis. “At Easterly’s Share” information, which we also refer to as being “at share,” “pro rata,” or “our share” is not, and is not intended to be, a presentation in accordance with GAAP.

Cash Available for Distribution (CAD) is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. CAD is calculated in accordance with the current Nareit definition as FFO minus normalized recurring real estate-related expenditures and other non-cash items, nonrecurring expenditures and the unconsolidated real estate venture’s allocated share of these adjustments. CAD is presented solely as a supplemental disclosure because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies.

Core Funds from Operations (Core FFO) adjusts FFO to present an alternative measure of the Company's operating performance, which, when applicable, excludes items which it believes are not representative of ongoing operating results, such as liability management related costs (including losses on extinguishment of debt and modification costs), catastrophic event charges, depreciation of non-real estate assets, provision for (recovery of) credit losses, and the unconsolidated real estate venture's allocated share of these adjustments. In future periods, the Company may also exclude other items from Core FFO that it believes may help investors compare its results. The Company believes Core FFO more accurately reflects the ongoing operational and financial performance of the Company's core business.

EBITDA is calculated as the sum of net income (loss) before interest expense, taxes, depreciation and amortization, (gain) loss on the sale of operating properties, impairment loss, and the unconsolidated real estate venture’s allocated share of these adjustments. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP, is not indicative of operating income or cash provided by operating activities as determined under GAAP and may be presented on a pro forma basis. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company's ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Funds From Operations (FFO) is defined, in accordance with the Nareit FFO White Paper - 2018 Restatement, as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. FFO includes the Company’s share of FFO generated by unconsolidated affiliates. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

Net Debt and Adjusted Net Debt Net Debt represents the Company's consolidated debt and its share of unconsolidated debt adjusted to exclude its share of unamortized premiums and discounts and deferred financing fees, less its share of cash and cash equivalents and property acquisition closing escrow, net of deposit. By excluding these items, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding its financial condition. Adjusted Net

Debt is Net Debt reduced by 1) for each project under construction or in design, the lesser of i) outstanding lump-sum reimbursement amounts and ii) the cost to date, 2) 40% times the amount by which the cost to date exceeds total lump-sum reimbursement amounts for each project under construction or in design and 3) outstanding lump-sum reimbursement amounts for projects previously completed. These adjustments are made to 1) remove the estimated portion of each project under construction, in design or previously completed that has been financed with debt which may be repaid with outstanding cost reimbursement payments from the US Government and 2) remove the estimated portion of each project under construction or in design, in excess of total lump-sum reimbursements, that has been financed with debt but has not yet produced earnings. See page 27 of the Company’s Q3 2025 Supplemental Information Package for further information. The Company’s method of calculating Net Debt and Adjusted Net Debt may be different from methods used by other REITs and may be presented on a pro forma basis. Accordingly, the Company's method may not be comparable to such other REITs.

Other Definitions

Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP.

Conference Call Information

The Company will host a webcast and conference call at 11:00 am Eastern time on October 27, 2025 to review the third quarter 2025 performance, discuss recent events and conduct a question-and-answer session. A live webcast will be available in the Investor Relations section of the Company’s website. Shortly after the webcast, a replay of the webcast will be available on the Investor Relations section of the Company's website for up to twelve months. Please note that the full text of the press release and supplemental information package are also available through the Company’s website at ir.easterlyreit.com.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE: DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Easterly Government Properties, Inc.

Allison Marino

Executive Vice President, Chief Financial Officer

202-830-3349

ir@easterlyreit.com

Forward Looking Statements

We make statements in this press release that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions and include our guidance with respect to Net income (loss) and Core FFO per share on a fully diluted basis. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement in this press release for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues, including credit risk and risk that the U.S. Government reduces its spending on real estate or that it changes its preference away from leased properties, including as a result of or in connection with any shutdown of the U.S. Government; risks associated with ownership and development of real estate; the risk of decreased rental rates or increased vacancy rates; the loss of key personnel; general volatility of the capital and credit markets and the market price of our common stock; the risk we may lose one or more major tenants; difficulties in completing and successfully integrating acquisitions; failure of acquisitions or development projects to occur at anticipated levels or yield anticipated results; risks associated with our joint venture activities; risks associated with actual or threatened terrorist attacks; intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space; insufficient amounts of insurance or exposure to events that are either uninsured or underinsured; uncertainties and risks related to adverse weather conditions, natural disasters and climate change; exposure to liability relating to environmental and health and safety matters; limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets; exposure to litigation or other claims; risks associated with breaches of our data security; risks associated with our indebtedness, including failure to refinance current or future indebtedness on favorable terms, or at all, failure to meet the restrictive covenants and requirements in our existing and new debt agreements, fluctuations in interest rates and increased costs to refinance or issue new debt; risks associated with derivatives or hedging activity; risks associated with mortgage debt or unsecured financing or the unavailability thereof, which could make it difficult to finance or refinance properties and could subject us to foreclosure; adverse impacts from any future pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies and our financial condition and results of operations; and other risks and uncertainties detailed in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on February 25, 2025, and under the heading “Risk Factors” in our other public filings. In addition, our anticipated qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, or the Code, and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership. We assume no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet

(Unaudited, in thousands, except share amounts)

	September 30, 2025	December 31, 2024
Assets
Real estate properties, net	$2,709,517	$2,572,095
Cash and cash equivalents	4,355	19,353
Restricted cash	9,854	8,451
Tenant accounts receivable	65,784	71,172
Investment in unconsolidated real estate venture	306,526	316,521
Real estate loan receivable, net	34,792	34,081
Intangible assets, net	190,652	161,425
Interest rate swaps	-	717
Prepaid expenses and other assets	59,949	39,256
Total assets	$3,381,429	$3,223,071

Liabilities
Revolving credit facility	170,900	274,550
Term loan facilities, net	296,971	274,009
Notes payable, net	1,018,640	894,676
Mortgage notes payable, net	152,316	155,586
Intangible liabilities, net	12,636	14,885
Deferred revenue	220,529	120,977
Interest rate swaps	3,046	-
Accounts payable, accrued expenses and other liabilities	121,568	101,271
Total liabilities	1,996,606	1,835,954

Equity
Common stock, par value $0.01, 80,000,000 shares authorized, 46,108,379 and 43,188,224 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively(1)	461	432
Additional paid-in capital(1)	1,952,689	1,874,193
Retained earnings	140,265	131,854
Cumulative dividends	(755,273)	(686,044)
Accumulated other comprehensive income (loss)	(4,641)	683
Total stockholders' equity	1,333,501	1,321,118
Non-controlling interest in Operating Partnership	51,322	65,999
Total equity	1,384,823	1,387,117
Total liabilities and equity	$3,381,429	$3,223,071

(1) As of December 31, 2024, the Company reclassified $0.6 million from Common Stock to Additional Paid-in-Capital due to the reduction in shares outstanding in connection with the Reverse Stock Split effective April 28, 2025.

Income Statement

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues
Rental income	$82,210	$72,536	$238,123	$215,465
Tenant reimbursements	1,700	663	4,621	4,494
Asset management income	623	579	1,867	1,680
Other income	1,618	1,003	4,449	2,163
Total revenues	86,151	74,781	249,060	223,802

Expenses
Property operating	20,715	16,710	57,724	51,420
Real estate taxes	8,814	8,000	25,257	24,072
Depreciation and amortization	28,946	23,795	84,277	71,681
Acquisition costs	293	600	962	1,427
Corporate general and administrative	5,808	4,667	18,830	18,032
Provision for (recovery of) credit losses	302	1,260	(475)	1,478
Total expenses	64,878	55,032	186,575	168,110

Other income (expense)
Income from unconsolidated real estate venture	1,556	1,575	5,218	4,367
Interest expense, net	(19,037)	(16,209)	(56,374)	(45,210)
Impairment loss	(2,545)	-	(2,545)	-
Net income	1,247	5,115	8,784	14,849

Non-controlling interest in Operating Partnership	(34)	(252)	(373)	(749)
Net income available to Easterly Government
Properties, Inc.	$1,213	$4,863	$8,411	$14,100

Net income available to Easterly Government
Properties, Inc. per share:
Basic	$0.02	$0.11	$0.18	$0.33
Diluted	$0.02	$0.11	$0.18	$0.33

Weighted-average common shares outstanding:
Basic	45,337,184	41,406,098	44,532,044	41,068,552
Diluted	45,485,375	41,561,832	44,650,747	41,192,398

Net income, per share - fully diluted basis	$0.03	$0.12	$0.19	$0.34

Weighted average common shares outstanding -
fully diluted basis	47,169,281	43,395,442	46,551,029	43,265,186

EBITDA

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net income	$1,247	$5,115	$8,784	$14,849
Depreciation and amortization	28,946	23,795	84,277	71,681
Interest expense	19,037	16,209	56,374	45,210
Tax expense	79	(431)	435	(458)
Impairment loss	2,545	-	2,545	-
Unconsolidated real estate venture allocated share of above adjustments	2,323	1,999	7,005	6,154
EBITDA	$54,177	$46,687	$159,420	$137,436

Pro forma adjustments(1)	643
Pro forma EBITDA	$54,820

(1) Pro forma assuming a full quarter of operations from the one operating property acquired in the third quarter of 2025 and as if the one property disposed of in the third quarter of 2025 were disposed of at the beginning of the quarter.

FFO and CAD

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Net income	$1,247	$5,115	$8,784	$14,849
Depreciation of real estate assets	28,695	23,543	83,523	70,926
Impairment loss	2,545	-	2,545	-
Unconsolidated real estate venture allocated share of above adjustments	2,282	1,976	6,841	5,984
FFO	$34,769	$30,634	$101,693	$91,759
Adjustments to FFO:
Loss on extinguishment of debt and modification costs	$241	$2	$1,141	$260
Provision for (recovery of) credit losses	302	1,260	(475)	1,478
Natural disaster event expense, net of recovery	44	7	114	(1)
Depreciation of non-real estate assets	251	252	754	755
Unconsolidated real estate venture allocated share of above adjustments	16	17	49	50
Core FFO	$35,623	$32,172	$103,276	$94,301

FFO, per share - fully diluted basis	$0.74	$0.71	$2.18	$2.12
Core FFO, per share - fully diluted basis	$0.76	$0.74	$2.22	$2.18

Core FFO	$35,623	$32,172	$103,276	$94,301
Straight-line rent and other non-cash adjustments	(337)	(1,349)	(386)	(3,123)
Amortization of above-/below-market leases	(421)	(390)	(1,427)	(1,464)
Amortization of deferred revenue	(1,892)	(1,762)	(5,517)	(5,125)
Non-cash interest expense	855	662	2,470	1,358
Non-cash compensation	1,633	(180)	4,449	2,209
Natural Disaster event expense, net of recovery	(44)	(7)	(114)	1
Principal amortization	(1,156)	(1,093)	(3,420)	(3,288)
Maintenance capital expenditures	(2,897)	(2,672)	(6,902)	(8,209)
Contractual tenant improvements	(2,060)	(287)	(2,672)	(860)
Unconsolidated real estate venture allocated share of above adjustments	(4)	8	(14)	(7)
Cash Available for Distribution (CAD)	$29,300	$25,102	$89,743	$75,793

Weighted average common shares outstanding - fully diluted basis	47,169,281	43,395,442	46,551,029	43,265,186

Net Debt and Adjusted Net Debt

(Unaudited, in thousands)

September 30, 2025
Total Debt(1)	$1,648,778
Less: Cash and cash equivalents	(6,397)
Less: property acquisition closing escrow, net of deposit	(100)
Net Debt	$1,642,281
Less: Adjustment for development projects(2)	(56,902)
Adjusted Net Debt	$1,585,379

1 Excludes unamortized premiums / discounts and deferred financing fees.

2 See definition of Adjusted Net Debt on Page 4 of this release.